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EXHIBIT 4.14

                      RAYTHEON DEFERRED COMPENSATION PLAN

                                   ARTICLE I
                                    General

         1.1 Purpose. The Raytheon Deferred Compensation Plan (the "Plan") is intended to be an unfunded, nonqualified deferred compensation arrangement for a select group of management or highly compensated employees designed to secure for the Employers the benefits of such employees' continued employment by allowing Eligible Employees a means of irrevocably deferring to a future year the receipt of certain compensation from Employers, including but not limited to compensation in excess of the limit described in Code section 401(a)(17). The Plan is not a joint venture among the Employers.

         1.2 Background. The Plan is the successor to the following plans, all of which will merge into the Plan effective January 1, 2000:

    Raytheon Voluntary Compensation Deferment Plan
    TI Deferred Compensation Plan
    Hughes Missile Systems Company 1993 Executive Deferred Compensation Plan Standard Missile Deferred Compensation Plan
    MESC Deferred Compensation Plan
    Raytheon Company Deferral Plan for Directors

Such plans shall be referred to herein as the "Prior Plans."

         1.3 Applicability. Deferrals under this Plan may only be made by Eligible Employees of Employers employed on or after the Effective Date. Deferrals made under the Prior Plans shall be governed by the terms of this Plan, effective January 1, 2000.


                                   ARTICLE II
                                  Definitions

2.1      Affiliate.

                  (a) A trade or business that, together with the Company, is a member of (i) a controlled group of corporations within the meaning of Code section 414(b); (ii) a group of trades or businesses (whether or not incorporated) under common control as defined in Code section 414(c), or (iii) an affiliated service group as defined in Code section 414(m), or which is an entity otherwise required to be aggregated with the Company pursuant to Code section 414(o); or

                  (b) If the Committee so authorizes, an entity in which the Company owns at least a 25% equity or profits interest.
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2.2  Beneficiary.  A person or  persons  designated  by a  Participant  on forms provided by the Committee to receive Benefits hereunder in the event of the death of the Participant. Beneficiaries may be changed at any time and without the consent of any prior Beneficiaries. In case of a Participant's failure to designate a Beneficiary or the death of a Beneficiary without a designated successor, Benefits shall be paid to the Participant's surviving spouse, if any, and if none, to his or her surviving issue, per stirpes, if any, and, if none, to his or her estate. If more than one person is designated as a Beneficiary of a deceased Participant, such person shall receive a pro rata share of any Benefits payable unless otherwise designated on the beneficiary designation.

2.3 Benefits. One of the following types of payments irrevocably elected by the Participant in a Deferral Agreement, to be paid on account of the Participant's death, Retirement or Termination:

                  (a) Death: (1) A lump sum cash payment to a Participant's Beneficiary of the dollar value of the Participant's Deferral Account determined as of the last day of the calendar quarter immediately preceding the Participant's date of death (or such other date as the Committee may determine), payable as soon as administratively practicable following the date of the Participant's death; or

                           (2) Annual payments to the Participant's Beneficiary
on each January 1 next following the date of the Participant's death, in such amounts as may be provided by the dollar value of the Participant's Deferral Account immediately preceding the Participant's death for a period of five (5), ten (10) or fifteen (15) years as elected by the Participant under his or her Deferral Agreement, adjusted to the January 1 as of which the respective payment is made, divided by the number of remaining payments to be made. Earnings will continue to accrue on the Deferral Account based on the investments selected by the Participant's Beneficiary. Notwithstanding the preceding sentence, unless the Committee provides otherwise, if a Beneficiary who is receiving Benefits dies, all remaining Benefits which were payable to such Beneficiary shall then be payable to the estate of that Beneficiary in a lump sum.

                  (b) Retirement or Termination: (1) A lump sum cash payment to Participant equal to the dollar value of the Participant's Deferral Account on the January 1 next following the Participant's Retirement or Termination, as applicable; or

                           (2) Annual payments to the Participant on each
January 1 next following the Participant's Retirement or Termination for a period of five (5), ten (10) or fifteen (15) years as elected by the Participant under his or her Deferral Agreement, adjusted to the January 1 as of which the respective payment is made, divided by the number of remaining payments to be made. Earnings will continue to accrue on the Deferral Account based on the investments selected by the Participant.

2.4      Code.  The Internal Revenue Code of 1986, as amended.

2.5 Committee. The Management Development and Compensation Committee of the Board of Directors of the Company.

2.6 Company. Raytheon Company or any successor thereto by merger, consolidation or reorganization whose board of directors adopts this Plan.
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2.7  Compensation.  Awards earned under the Results Based Incentive Plan ("RBI")
and the Long Term Achievement Plan ("LTAP") within the Plan Year to which a Deferral Agreement applies.

2.8 Contributions. Monies contributed to a Participant's Deferral Account, including deferral of Compensation by Participants and Employer contributions to Participant Accounts in Prior Plans.

2.9 Deferral Account. The bookkeeping account established by the Committee on behalf of a Participant to reflect the Participant's Deferrals and all subsequent earnings and losses thereon. A Participant's Deferral Account shall include amounts transferred from Prior Plans.

2.10 Deferral Agreement. A written agreement approved by the Committee and executed by an Eligible Employee irrevocably authorizing (i) Deferrals for the Plan Year and (ii) the form in which Benefits resulting from all such Deferrals and deemed earnings thereon are distributed.

2.11 Deferrals. Compensation receipt of which is deferred by Participant pursuant to a Deferral Agreement. In addition, all deferrals made under the Prior Plan shall be treated as Deferrals hereunder.

2.12 Effective Date. The Plan shall be effective as of November 1, 1999. No Compensation earned prior to January 1, 2000, shall be deferred hereunder, but accounts from Prior Plans will be transferred hereto.

2.13 Eligible Employee. An employee of an Employer who is an exempt, salaried, management or highly compensated employee within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(7) and who is selected by the Committee to participate in the Plan.

2.14 Employer. The Company and any Affiliate or division of the Company or an Affiliate which adopts this Plan with the consent of the Company.

2.15  ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

2.16 LTAP Award. Benefits earned by a Participant under the Employer's Long Term Achievement Plan.

2.17 Participant. Any Eligible Employee selected by the Committee to participate in the Plan who enters into a Deferral Agreement with an Employer or any participant in a Prior Plan.

2.18  Plan Year.  Each twelve (12) month period beginning January 1.

2.19 Raytheon Common Stock Fund. A unitized fund consisting of investments in Raytheon common stock (Class B) and residual cash.
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2.20  RBI Award.  Bonuses earned by a Participant under the Employer's Results
Based Incentive Plan.

2.21 Recordkeeper. Fidelity Institutional Services Company or such other entity appointed by the Committee to establish and maintain records for the Plan.

2.22 Retirement. A severance from employment with an Employer upon the Participant's "Normal Retirement Date," "Early Retirement Date" or "Deferred Retirement Date," as those terms are used in the Raytheon Pension Plan for Salaried Employees, as amended from time to time.

2.23  Termination.  A  Participant's  severance  of  employment  other  than  by
Retirement or death, but shall not include a transfer from one Employer or Affiliate to another nor a cessation of active employment by reason of an "Authorized Leave of Absence" or "Authorized Military Leave of Absence," as
those terms are used in the Raytheon Pension Plan for Salaried Employees as amended from time to time. If an Affiliate ceases to be an Affiliate, any Participant employed by such Affiliate shall be deemed to have severed employment by Termination unless the Participant is employed by another Employer or Affiliate within thirty (30) days following the termination of the Affiliate's status as an Affiliate.

2.24     Trust.   The trust described in Section 4.6(c).

2.25     Trustee.  The trustee of the Trust.


                                  ARTICLE III
                                 Participation

         3.1 Effect of the Prior Plans. As of the Effective Date, all participants in the Prior Plans shall become Participants under this Plan, and all Contributions made under the Prior Plans and any deemed earnings thereon shall become subject to the terms of this Plan.

         3.2      Commencement of Participation.

                  (a)  Each  Eligible   Employee   shall  become  a  Participant
hereunder when the Committee accepts his or her Deferral Agreement.

                  (b) Except as provided in subsections (c) and (d) below or as otherwise permitted by the Committee, Deferral Agreements must be received by the Committee no later than September 1 of the Plan Year preceding the Plan Year in which the Deferrals shall be made.

                  (c) Notwithstanding subsection (b), the Committee may accept Deferral Agreements with respect to the current Plan Year, but only if such Deferral Agreement is provided to the Committee within the first thirty (30) days of the date that an individual becomes eligible to participate in the Plan.

                  (d) Notwithstanding subsection (b), Deferral Agreements with respect to Deferrals to be made during the Plan Year beginning January 1, 2000 shall be accepted by the Committee through November 30, 1999.

         3.3 Termination of Participation. Each Participant shall remain a Participant until all amounts due to the Participant hereunder have been distributed to the Participant or Participant's Beneficiary.
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                                   ARTICLE IV
                                 Contributions

         4.1 Deferral Agreements. The Participant's Employer shall reduce the Participant's Compensation in accordance with the provisions of the applicable Deferral Agreement; provided however, that all such amounts shall be subject to the rights of the general unsecured creditors of the Employer. The Deferral Agreement shall irrevocably designate the amount of Compensation deferred by each Participant. Unless the Committee provides otherwise, a separate Deferral Agreement, containing a specific election to defer, shall be required for each Plan Year. Deferral Agreements may be made in writing, electronically or in any other format acceptable to the Committee.

         4.2 Deferral Accounts. The Committee shall establish a Deferral Account for each Participant who submits a Deferral Agreement or has a balance transferred to this Plan from a Prior Plan. The Committee shall credit as a bookkeeping entry to the Deferral Account of a Participant the amounts designated by the Participant on his or her Deferral Agreement and any subsequent deemed earnings or losses thereon.

         4.3      Limitations on Deferrals.

                  (a) Participants may defer from twenty-five percent (25%) up to one hundred percent (100%) of their RBI Awards, in multiples of whole percentages.

                  (b) Unless the Committee provides otherwise, any Participant who elects to defer his or her LTAP Award hereunder must defer one hundred percent (100%) of such LTAP Award.

         4.4 Amounts Not Made Available. Amounts held in the Deferral Account shall not be made available to the Participant, except as provided in Article VI.

         4.5 Contingent Nature of Accounts. Until the Deferrals and deemed earnings thereon are distributed under the Plan to the Participants or Beneficiaries, the interest of each Participant and Beneficiary in this Plan is contingent only and is subject to forfeiture as provided hereunder. Title to and beneficial ownership of any assets, whether cash or investments, which the Employer may set aside to meet its contingent deferred obligation hereunder shall at all times remain the property of the Employer, and Participants or Beneficiaries shall not, under any circumstances, acquire any property interest in any specific assets of the Employer.

         4.6      Funding of Benefits.

                  (a) Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Funds deemed invested hereunder shall continue for all purposes to be a part of the general funds of the Employer and no person other than the Employer shall, by virtue of the Plan, have any interest in such funds. To the extent that any person acquires a right to receive payments from the Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.
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                  (b) Should  any  insurance  contract  or other  investment  be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, Beneficiaries or any other person. Any such assets, including any Contributions shall be and remain part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general unsecured creditors. Each Participant and Beneficiary shall be required to look to the provisions of this Plan and to the Employer for enforcement of any and all Benefits under this Plan and, to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer (or the Trust described in (c) below, if any) shall be designated owner and beneficiary of any insurance contract acquired in connection with its obligation under this Plan.

                  (c) Notwithstanding the foregoing, the Employer may establish and deposit into the Trust any amounts it deems appropriate to pay the Benefits owed to Participants and Beneficiaries hereunder. The Committee may appoint an investment manager who shall be charged with the management of any assets of the Trust including the power to direct the acquisition and disposition of any assets of the Plan.

                                   ARTICLE V
                             Investment of Accounts

         5.1      Participant Directed Accounts.

                  (a) Participants may direct the deemed investment of their Deferral Accounts in multiples of one percent (1%) to deemed investments in any or all of the investment options made available hereunder from time to time by the Committee.

                  (b) Deferral  Accounts shall be deemed to be invested pursuant
to  the  Participant's   investment   directions  as  of  the  date  the  Plan's
Recordkeeper receives the Deferral.

                  (c) Instructions regarding deemed investments shall be submitted to the Committee or its designee in writing. Deemed investments shall continue in force until revoked or changed in accordance with subsection 5.1(d).

                  (d) Unless the Committee provides otherwise, Participants may change their investment directions, without limitation, by telephone direction to the Recordkeeper during its business hours, or at such other times as permitted by the Recordkeeper, but such elections shall apply separately (i) with respect to new Deferrals to be contributed to the Plan after such date and
(ii) with respect to the Participant's current Deferral Account.

                  (e) If a Participant does not direct the deemed investment of his or her Deferral Account, the Deferral Account will be treated as being invested in a money market account selected by the Committee until the Participant directs otherwise.
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                                       7

                  (f) LTAP awards may only be invested in the Raytheon Common Stock Fund.

                  (g)  In  the  event  of  the  death  or   incapacity   of  the
Participant, the foregoing provisions of Section 5.1 shall apply to the Participant's Beneficiary.

         5.2 No Guarantee of Successful Investment. The Committee and the Employers do not represent or guarantee successful deemed investment of any amounts under this Plan and shall not be required to restore any loss which may result from such deemed investments or lack of investment. Each Participant and Beneficiary assumes the risk in connection with any decrease in value of his or her Deferral Account deemed invested hereunder. Furthermore, the Committee and the Employers shall not be under any obligation to invest amounts corresponding to any investment options chosen by a Participant or Beneficiary. Any allocation to any deemed investment option shall be made solely for purposes of determining the value of the Participant's Deferral Account under the Plan.

         5.3 Valuation and Account Statements. Each Deferral Account shall be valued and adjusted for deemed earnings or losses at least quarterly; provided however, that such accounts may be valued and adjusted more frequently as the Committee may determine. Each Participant shall receive a quarterly statement of his or her Deferral Account, although the Committee may provide more frequent statements in its discretion.

                                   ARTICLE VI
                                 Distributions

         6.1      General.

                  (a) Distribution of each Participant's Benefits hereunder, as elected by Participant, shall commence upon the earliest to occur of the Participant's (i) Retirement; (ii) Termination; or (iii) death.

                  (b) If a Participant elects installment payments of his or her Benefits, but dies before all such payments have been made to the Participant, the remainder of the payments due to the Participant shall be paid to the Participant's Beneficiary either as a lump sum or in accordance with the payment schedule elected by the Participant, as determined by the Committee.

                  (c) A Participant may make one change in the form of distribution, provided notice of such change is provided to the Committee no later than six (6) months prior to the commencement of distribution.

         6.2 Involuntary Lump Sum Distributions. Notwithstanding the type of payment elected by a Participant under his or her Deferral Agreement, at any time after the Participant's Retirement, Termination or death that the net value of the Participant's Deferral Account and the deemed earnings thereon is less than $15,000, the Committee shall:
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                                       8

                  (a) In the case of Termination, automatically pay the amount in a lump sum; or

                  (b) In the case of death or Retirement, pay such amount in a lump sum if the Committee shall determine such payment to be desirable for the efficient administration of the Plan.


                                  ARTICLE VII
                                 Administration

         7.1 Committee. The Plan shall be administered by the Committee. All decisions, determinations and interpretations of the Committee shall be final and binding on all Participants and Beneficiaries.

         7.2 Duties of the Committee. The Committee shall have sole authority, in its absolute discretion:

                  (a) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan;

                  (b) to prescribe the forms used in connection with the Plan, including Deferral Agreements (which shall be consistent with the terms of the Plan but need not be identical); and

                  (c) to construe and interpret the Plan and any forms used in the operation of the Plan and the rules and regulations of the Plan;

                  (d) to employ actuaries, accountants, counsel, recordkeepers, and other persons the Committee deems necessary in connection with the administration of the Plan;

                  (e) to determine the extent, if any, to which assets to pay liabilities accrued under the Plan should be held in a rabbi trust or other funding vehicle, and to appoint one or more trustees or custodians to manage any funds held in a trust or other funding vehicle; and

                  (f) to take all other necessary and proper actions to fulfill its duties under the Plan.

         7.3 Delegation of Authority. The Committee may delegate its authority to administer the Plan to any individual(s) as the Committee may determine and such individual(s) shall serve solely at the pleasure of the Committee. Any individual(s) authorized by the Committee to administer the Plan shall have the full power to act on behalf of the Committee but shall at all times be subordinate to the Committee and the Committee shall retain ultimate authority for the administration of the Plan.

         7.4 Plan Records. The books and records to be maintained for the purposes of the Plan shall be maintained by the Recordkeeper subject to the supervision of the Committee. All expenses of administering the Plan shall be paid by the Employer, including the costs of initially establishing the Participants' deemed investment accounts and any annual fees imposed by financial institutions, brokerage firms or otherwise to maintain such accounts. Notwithstanding the preceding sentence, after the initial establishment of the
Participants' accounts, all expenses related to any Participant-directed investment (such as brokerage fees, commissions or other transaction-specific costs) shall be debited to such Participant's Deferral Account.
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                                       9

         7.5 Limited Liability. Members of the Committee, officers and employees of the Employers shall not be liable to any person for any action taken or omitted in connection with the establishment or administration of this Plan, including the receipt of Benefits hereunder, unless attributable to his or her own fraud or willful misconduct, nor shall the Employer be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Employer. Each Employer shall jointly and severally indemnify the Committee and each member thereof against all loss, liability and expenses occasioned by an act or omission, except for willful misconduct, fraud or bad faith.

         7.6      Insolvency.

                  (a) Should an Employer be considered insolvent such that the Employer is unable to pay current obligations as they come due or be subject to a proceeding under the federal Bankruptcy Code or should the Employer become aware of its pending insolvency or bankruptcy, the Employer, acting through its board of directors or chief executive officer, shall give immediate written notice of such to the Committee and the Trustee (or Trustees), if any.

                  (b) Upon receipt of such notice, the Committee and the Trustee (or Trustees) shall cease to make any payments to Participants or Beneficiaries of the Employer and shall hold any and all assets with respect to those Participants and Beneficiaries for the benefit of the general unsecured creditors of the Employer. For this purpose, it is expressly provided that the assets of each Employer which are intended for use in this Plan shall at all times be available to creditors of such Employer. Accordingly, the Plan shall be administered on an Employer-by-Employer basis, such that accrued liabilities under the Plan on behalf of a particular Employer's employees (but not on behalf of any other Employer's employees) shall always be available to creditors of such Employer.

         7.7 Adoption by Affiliates. Each Affiliate adopting this Plan or withdrawing therefrom shall do so by adopting an appropriate resolution of its board of directors or authorized officer.

                                  ARTICLE VIII
                                Claims Procedure

         8.1 Claims for Benefits. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. Any such determination by the Committee shall be made pursuant to the following procedures, which shall be conducted in a manner designed to comply with ERISA section 503.

         8.2 Time and Address for Filing Claims. Claims for Benefits should be filed by a Claimant as soon as practicable after the Claimant knows or should know that a Benefit is payable under the Plan, but at least thirty (30) days prior to the Claimant's actual date of Retirement or, if applicable, within sixty (60) days after the Participant's death or Termination of employment. Claims for Benefits must be sent to: Benefits and Services Department, Raytheon Company, 141 Spring Street, Lexington, Massachusetts 02421.
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                                       10

         8.3 Notice of Denial of Claim. In the event that a claim is wholly or partially denied, the Committee shall, within ninety (90) days following receipt of the claim, advise the Claimant in writing of the denial, setting forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim; (iv) an explanation as to why such material or information is necessary; and (iv) an explanation of the Plan's claim review procedures.

         8.4 Appeal of Denied Claims. Within sixty (60) days following the Claimant's receipt of the denial of a claim for a benefit under the Plan, a Claimant may file an appeal of the denied claim. The appeal must be sent to the address set forth in Section 8.2. The appeal shall be reviewed by an officer of the Company or a review committee, as designated by the Senior Vice President, Human Resources; provided, however, that such officer or any member of such review committee, as applicable, may not be the person who made the initial adverse benefit determination nor a subordinate of such person. Within thirty
(30) days following the Company's receipt of an appeal of a denied claim for Benefits, the designated officer or review committee shall provide the Claimant a further opportunity to present his or her position. At the designated officer or review committee's discretion, such presentation may be through an oral or written presentation. Prior to such presentation, the Claimant shall be permitted the opportunity to review pertinent documents and to submit issues and comments in writing. Within a reasonable time following presentation of the Claimant's position, which usually should not exceed thirty (30) days, the designated officer or review committee shall inform the Claimant in writing of the decision on review setting forth the reasons for such decision and citing pertinent provisions in the Plan.

                                   ARTICLE IX
                           Amendment and Termination

         9.1 Termination. The Committee may terminate the Plan at any time without the consent of Participants or Beneficiaries. Upon the termination of the Plan, amounts will be continue to be distributed as provided in Article VI, unless the Committee determines otherwise.

         9.2 Amendment. Except as provided in Section 9.3, the Committee may amend the Plan in whole or in part without the consent of Participants or Beneficiaries.

         9.3 No Reduction in Benefits. Any amendment shall not reduce, alter or impair the amount of the Participant's or Beneficiary's rights to any amounts already credited to the Participant's Deferral Account hereunder without consent of the Participant or Beneficiary.

         9.4 Notice of Amendments and Termination. Notice of such amendment or termination shall be given in writing to each Participant and Beneficiary of a deceased Participant.
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                                       11

                                   ARTICLE X
                                 Miscellaneous

         10.1 Taxes. The Employers have the right to deduct from all Benefits paid under the Plan any taxes required by law to be withheld with respect to such Benefits. To the extent any taxes such as the FICA Medicare tax must be withheld at the time of deferral, the Committee may require direct payment from the Participant to his or her Employer, withholding by the Employer from salary or other amounts owed to the Participant, or such other means as it deems appropriate. The Employers do not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. Participants should consult their personal tax advisors to determine the tax consequences of his or her participation in the Plan.

         10.2 Employment Rights. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer or give a Participant or Beneficiary or any other person any right to any payment whatsoever, except to the extent of the Benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

         10.3 Plan Benefits Nontransferable. The right of any Participant or any Beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Any attempt by the Participant or Beneficiary to subject any benefit or payment in whole or in part to the debts, contracts, liabilities engagements or torts of the Participant or Beneficiary or any other person, entitled to any such benefit or payment pursuant to the terms of the Plan shall result in the termination of such benefit or payment in the sole discretion of the Committee.

         10.4 Lost Participants or Beneficiaries. All Participants and Beneficiaries shall have the responsibility of keeping the Recordkeeper informed of their current address until such time as all Benefits due have been paid. If a Participant or, in the case of the death of the Participant, a Beneficiary cannot be located by the Committee, exercising due diligence, for a period of at least three (3) years, then, in its sole discretion, the Committee may presume that the Participant or Beneficiary is deceased for purposes of the Plan and all unpaid Benefits (net of due diligence expenses) owed to the Participant or Beneficiary shall be forfeited to the benefit of all remaining Participants and/or Beneficiaries of the Plan. Any such presumption of death shall be final, conclusive and binding on all parties.

         10.5 Incompetence. If the Committee determines that any person to whom a benefit is payable under the Plan is incompetent by reason of a physical or mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to another person for his or her benefit without the responsibility of the Committee or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate a as complete discharge of the Committee, the Employer and any Trustee.
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                                       12

         10.6 Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount of time of such payment, the Committee shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Committee shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, the Committee and any trust incident to such proceeding or litigation shall be charged against the Deferral Account of the affected Participant.

         10.7 Other Benefits. The Benefits of each Participant or Beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or Beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

         10.8 Construction. All questions of interpretation, construction or application arising under this Plan shall be decided by the Committee whose decision shall be final and conclusive upon all persons.

         10.9 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and federal law, as applicable.

         10.10 Severability. If any provision of the Plan shall be held invalid, the remainder of this Plan shall not be affected thereby.

         10.11 Pronouns. Whenever used in this Plan, the masculine pronoun is deemed to include the feminine and the singular pronoun shall include the plural form where applicable, and vice versa.